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                                                                     EXHIBIT 2.6

                      CONSENT AND LIMITED WAIVER AGREEMENT

     THIS CONSENT AND LIMITED WAIVER AGREEMENT (this "Waiver"), is made and entered into on March 18, 2002, by and between WESTERN RESOURCES, INC., a Kansas corporation ("Western") and PROTECTION ONE, INC., a Delaware corporation ("Protection One"). Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings provided such terms in the Contribution Agreement referred to below.

                              W I T N E S S E T H :

     WHEREAS, Western and Protection One are parties to a Contribution Agreement, dated as of July 30, 1997 (as heretofore amended, modified or supplemented, the "Contribution Agreement"); and

     WHEREAS, Section 3.18(c) of the Contribution Agreement provides that the percentage of Protection One Voting Securities beneficially owned by Western on a fully diluted basis may not in the aggregate exceed 81% of the Voting Securities issued and outstanding at any one time (the "Ownership Ceiling"); and

     WHEREAS, due to the recent expiration of options held by former Protection One employees and due to Western's having recently acquired certain Convertible Senior Subordinated Notes issued by Protection One, Western's beneficial ownership of Protection One Voting Securities exceeds 81% of the Voting Securities issued and outstanding; and

     WHEREAS, Protection One desires to consent to Western's lack of compliance with the requirements of Section 3.18(c) and grant a limited waiver of Protection One's rights and remedies for such lack of compliance as more particularly provided herein; and

     WHEREAS, pursuant to Section 6.2 of the Contribution Agreement, Protection One may not amend, supplement or otherwise modify any provision of the Contribution Agreement, and Protection One may not waive any provision thereof, unless such amendment, supplement, modification or waiver shall have been approved by the affirmative vote of a majority of the Continuing Directors; and

     WHEREAS, Mr. Ben M. Enis and Mr. James Q. Wilson (collectively, the "Continuing Directors") constitute all of the Continuing Directors and desire to authorize Protection One to grant the Waiver as contemplated herein;

     WHEREAS, subject to the terms and conditions set forth herein, the parties hereto agree as follows;

     NOW, THEREFORE, it is agreed:

1. CONSENT: Protection One hereby consents, on a one-time basis, to Western's lack of compliance with Section 3.18(c) of the Contribution Agreement in respect to the Ownership Ceiling; provided, however, the one-time consent set forth in this Section 1 shall apply only Western's lack of compliance with the Ownership Ceiling during the period commencing on March 11, 2002 (the "Waiver Effective Date") and ending on July 1, 2002 (and with such period being referred to herein as the "Waiver Period").

2. LIMITED WAIVER: Protection One hereby waives, on a one-time basis, any breach or default that could otherwise be asserted by Protection One under the Contribution Agreement solely as a

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result of Western's lack of compliance with Section 3.18(c) of the Contribution
Agreement in respect to the Ownership Ceiling; provided, however, the one-time waiver set forth in this Section 2 shall apply only to such breach or default that could otherwise be or have been asserted by Protection One due to Western's lack of compliance with the Ownership Ceiling during the Waiver Period.

3. MISCELLANEOUS:

     (a) This Waiver is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Contribution Agreement or any other agreement or document.

     (b) This Waiver may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

4. GOVERNING LAW. THIS WAIVER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF DELAWARE.

5. REPRESENTATIONS OF WESTERN. In order to induce the Protection One to enter into this Waiver, Western hereby represents and warrants that after giving effect to this Waiver as of the Waiver Effective Date, (i) there is no material breach of Western's obligations under the Contribution Agreement, and (ii) all representations and warranties contained in the Contribution Agreement are true and correct in all material respects.

6. EFFECTIVE DATE OF WAIVER. This Waiver shall become effective on the Waiver Effective Date.

7. CONTRIBUTION AGREEMENT. From and after the Waiver Effective Date, all references in the Contribution Agreement and any other document referring to the Contribution Agreement shall be deemed to be references to the Contribution Agreement after giving effect to this Waiver.

8. APPROVAL OF CONTINUING DIRECTORS. The Continuing Directors have executed this Waiver solely to reflect their approval hereof, in accordance with Section 6.2 of the Contribution Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Waiver to be duly executed and delivered as of the date first above written.

                                                PROTECTION ONE, INC.

                                                By: /s/Darius G. Nevin
                                                    ------------------

                                                Name:  Darius G. Nevin
                                                Title:  EVP & CFO

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                                                WESTERN RESOURCES, INC.

                                                By: /s/ Douglas T. Lake
                                                    -------------------

                                                Name: Douglas T. Lake

                                                Title: EVP

                                                /s/ Ben M. Enis
                                                ---------------
                                                Ben M. Enis

                                                /s/ James Q. Wilson
                                                -------------------
                                                James Q. Wilson

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